As filed with the Securities and Exchange Commission on January __, 1998.

                                                  Registration No. ________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                               CEL-SCI Corporation
               (Exact name of registrant as specified in charter)

                                    Colorado
                 (State or other jurisdiction of incorporation)

                                      66 Canal Center Plaza, Suite 510
                                         Alexandria, Virginia  223l4
          84-09l6344                        (703) 549-5293
    (IRS Employer I.D.      (Address, including zip code, and telephone number
         Number)               including area of principal executive offices)

                                  Geert Kersten
                        66 Canal Center Plaza, Suite 510
                           Alexandria, Virginia 223l4
                                 (703) 549-5293
         (Name and address, including zip code, and telephone number, including area code, of agent for service)

        Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of each                          Proposed    Proposed
  Class of                              Maximum     Maximum
Securities               Securities    Offering    Aggregate      Amount of
  to be                    to be       Price Per    Offering     Registration
Registered               Registered     Unit (1)     Price           Fee
-------------------------------------------------------------------------------
Common Stock (2)         3,000,000        $6.12   $18,360,000       $5,416
Common Stock (3)         2,000,000        $6.12    12,240,000        3,611
Common Stock (4)            50,000        $6.12       306,000           90
Common Stock (5)             9,000        $6.12        55,080           16
Common Stock (6)           195,000        $6.12     1,193,400          353
-------------------------------------------------------------------------------
Total                    5,254,000                $32,154,480       $9,486
-------------------------------------------------------------------------------

(1) Offering price computed in accordance with Rule 457(c).
(2) Shares of Common Stock issuable upon conversion of Company's Series D Preferred Stock. Includes additional shares which may be issued due to potential adjustments to conversion rate.
(3) Shares of Common Stock issuable upon the exercise of Series A and Series B Warrants. The Series A and Series B Warrants were issued in connection with the sale of the Company's Series D Preferred Stock. Includes additional shares which may be issued due to potential adjustments to Warrant exercise price.
(4)  Shares  of  Common  Stock  issuable  upon the  exercise  of  Sales  Agent's
     Warrants.
(5) Shares of Common Stock previously issued to public relations consultant (6) Shares of Common Stock issuable upon the exercise options granted to public relations consultants.

         Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Series D Preferred Stock or upon the exercise of the Warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Series D Preferred Stock, the Series A Warrants, the Series B Warrants and/or the Sales Agent's Warrants.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               CEL-SCI CORPORATION

                              CROSS REFERENCE SHEET

            Item in Form S-3                         Location in Prospectus

Item 1      Forepart of the Registration Statement
            and Outside Front Cover Page of
            Prospectus............................... Facing Page; Outside Front
                                                      Cover Page

Item 2      Inside Front and Outside Back Cover
            Pages of Prospectus ..................... Inside  Front Cover Page;
                                                      Outside Back Cover Page

Item 3      Summary Information, Risk Factors and
            Ratio of Earnings to Fixed Changes ...... Prospectus Summary;  Risk
                                                      Factors

Item 4      Use of Proceeds ......................... Not Applicable.

Item 5      Determination of Offering Price ......... Selling Shareholders

Item 6      Dilution ................................ Dilution

Item 7      Selling Security Holders ................ Selling Shareholders

Item 8      Plan of Distribution .................... Selling Shareholders

Item 9      Description of Securities to be
            Registered .............................. Description of Securities

Item l0     Interest of Named Experts and Counsel ... Experts

Item 11     Material Changes ........................ Prospectus Summary

Item 12     Incorporation of Certain Information by
            Reference ............................... Documents    Incorporated
                                                      by Reference

Item l3     Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities ............................. Indemnification

PROSPECTUS                    CEL-SCI CORPORATION

                                  Common Stock


         This Prospectus relates to:

         1. The sale of shares of the Common Stock of Cel-Sci Corporation (the "Company") by holders of the Company's Series D Preferred Stock (the "Preferred Stock") if and when the holders of the Series D Preferred Stock elect to convert the Preferred Stock into shares of the Company's Common Stock. The holders of the Preferred Stock may resell the shares they receive upon conversion from time to time in the public market.

         2. The sale of up to 1,100,000 shares of common stock issuable upon the exercise of certain Warrants. The Warrants were issued in connection with the sale of the Company's Series D Preferred Stock. As part of this sale, the Company issued 550,000 Series A Warrants and 550,000 Series B Warrants (collectively, the "Warrants"). Each Series A warrant entitles the holder to purchase one share of the Company's common Stock at a price of $8.62 per share at any time prior to December 22, 2001. Each Series B Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $9.31 per share at any time prior to December 22, 2001.

         3. The sale of up to 50,000 shares of common stock issuable upon the exercise of Sales Agent Warrants.

         4. The sale of 9,000 shares of common stock issued to a public relations consultant and the sale of up to 195,000 additional shares of Common Stock issuable upon the exercise of an options granted to certain financial consultants.

         The holders of the Series D Preferred Stock, the Sales Agent Warrants and the shares and options referred to above, to the extent they convert the Preferred Stock into shares of Common Stock or exercise the Sales Agent Warrants or options and receive shares of the Company's Common Stock, are referred to in this Prospectus as the "Selling Shareholders". For further information concerning the terms of the Preferred Stock, Warrants and options described above, see "Comparative Share Data".

         The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders. The Selling Shareholders have advised the Company that they will offer the shares through broker/dealers at market prices with customary commissions being paid by the Selling Shareholder. The costs of registering the shares offered by the Selling Shareholder are being paid by the Company. The Selling Shareholder will pay all other costs of the sale of the shares offered by them. See "Selling Shareholders".

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" AND "DILUTION".

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

         On January , 1998 the closing prices of the Company's Common Stock and Warrants on the American Stock Exchange were $___ and $___, respectively.



                The Date of this Prospectus is January __, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company's securities are listed on the American Stock Exchange and copies of the reports, proxy statements and other information filed with the Commission can be inspected at such exchange. The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                        66 Canal Center Plaza, Suite 510
                              Alexandria, VA 22314
                                 (703) 549-5293
                              Attention: Secretary

         The following documents filed with the Commission by the Company (Commission File No. 0-11503) are hereby incorporated by reference into this
Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

         (2) The Company's Proxy Statement relating to the June 3, 1997 Annual Meeting of Shareholders.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

         THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

-------------------------------------------------------------------------------
The Company

         CEL-SCI Corporation (the "Company") was formed as a Colorado corporation in 1983. The Company is involved in the research and development of certain drugs and vaccines. The Company's first product, MULTIKINE TM, manufactured using the Company's proprietary cell culture technologies, is a combination, or "cocktail", of natural human interleukin-2 ("IL-2") and certain lymphokines and cytokines. MULTIKINE is being tested to determine if it is effective in improving the immune response of cancer patients. The Company's second product, HGP-30, is being tested to determine if it is an effective treatment/vaccine against the AIDS virus. In 1996, the Company acquired a new patented T-cell Modulation Process which uses "heteroconjugates" to direct the body to choose a specific immune response. The Company intends to use this new technology to improve the cellular immune response of persons vaccinated with HGP-30 and to develop potential treatments and/or vaccines against various diseases. Present target diseases are AIDS, herpes simplex, malaria, tuberculosis, prostate cancer and breast cancer.

         Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of immunogenicity and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy for safety within an expanded group of patients at geographically dispersed test sites.

         In March 1995, the Canadian Health Protection Branch, Health and Welfare Ministry gave clearance to the Company to start a phase I/II cancer study using MULTIKINE. The study, which will enroll up to 30 head and neck cancer patients who have failed conventional treatments, will be conducted at several sites in the United States and Canada and is designed to evaluate safety, tumor responses and immune responses in patients treated with multiple courses of MULTIKINE. The length of time that each patient will remain on the investigational treatment will depend on the patient's response to treatment.

         In February 1996 the FDA authorized the start of two human clinical studies using MULTIKINE and focusing on prostate and head and neck cancer. The prostate study was conducted at Jefferson Hospital in Philadelphia, Pennsylvania and involved prostate cancer patients who had failed on hormonal therapy. Five patients completed the treatment and the data from this study demonstrated the safety and feasibility of using MULTIKINE in the treatment of prostate cancer. Biopsies from the patients in the study also suggest the recruitment of inflammatory cells to the tumor site. Based on these findings, investigators are currently preparing a new protocol for evaluation by the FDA to study the ability of MULTIKINE to treat patients with prostate cancer. The study is expected to test MULTIKINE as a therapy to be used prior to surgical removal of the prostate gland. The head and neck cancer study will involve up to 30 cancer patients who have failed using conventional therapies. The head and neck cancer study in the U.S. is being conducted in conjunction with the Company's Canadian head and neck cancer study.

         In January l997 the FDA authorized a clinical trial using MULTIKINE to determine its safety in the potential treatment of HIV infected individuals and to determine its effect on various immune system responses.

         In April 1997, pursuant to authorization from Israeli health authorities, a clinical trial was begun using MULTIKINE to treat head and neck cancer patients. In September l997 the Company started a similar clinical trial in Canada. The Canadian study will involve up to 21 patients who are scheduled for surgery or radiation. The first clinical center to start treatment is Hospital Notre Dame in Montreal, Canada.

         Viral Technologies, Inc. ("VTI"), a wholly-owned subsidiary of the Company, is engaged in the development of a possible treatment/vaccine for AIDS. VTI's technology may also have application in the treatment of AIDS- infected individuals and the diagnosis of AIDS. VTI's AIDS treatment/vaccine, HGP-30, has completed certain Phase I human clinical trials. In the Phase I trials, the vaccine was administered to volunteers who were not infected with the HIV virus in an effort to determine safe and tolerable dosage levels.

         In April 1995 VTI, with the approval of the California Department of Health Services Food and Drug Branch (FDB), began another clinical trial in California using volunteers who received two vaccinations. The volunteers receiving the two lowest dosage levels were asked to donate blood for a SCID mouse HIV challenge study. The SCID mouse is considered by many scientists to be the best available animal model for HIV because it lacks its own immune system and therefore permits human cell growth. White blood cells from the five (5) vaccinated volunteers and from normal donors were injected into groups of SCID mice. They were then challenged with high levels of a different strain of the HIV virus than the one from which HGP-30 is derived. Infection by virus was determined and confirmed by two different assays, p24 antigen, a component of the virus core, and reverse transcriptase activity, an enzyme critical to HIV replication. Approximately 78% of the SCID mice given blood from vaccinated volunteers showed no HIV infection after virus challenge as compared to 13% of the mice given blood from unvaccinated donors.

         In September 1997 VTI completed a Phase I safety study of the HGP-30 AIDS vaccine in 24 HIV infected patients. The study showed that immunizations with the HGP-30 vaccine coupled with KLH were safe in AIDS patients. The Company's main focus is now to determine the ability of the HGP-30 vaccine to prevent, as opposed to only treat, AIDS.

         All of the Company's products are in the early stages of development. The Company does not expect to develop commercial products for several years, if at all. The Company has had operating losses since its inception, had an accumulated deficit of approximately $38,695,000 at September 30, 1997, and expects to incur substantial losses for the foreseeable future.

         The Company's executive offices are located at 66 Canal Center Plaza, Suite 510, Alexandria, Virginia 22314, and its telephone number is (703) 549-5293.

                                  THE OFFERING

Securities  Offered:    Shares of Common  Stock are offered for public sale by
                        the holders of the Company's Series D Preferred Stock if and when the holders of the Preferred Stock elect to convert the Preferred Stock into shares of the Company's
                        Common Stock. Up to 1,100,000 additional shares of Common Stock are offered for public sale upon the exercise of Warrants which were issued in connection with the sale of the Series D Preferred Stock.

                        Up to 50,000 shares of Common Stock are offered by the holders of Sales Agent Warrants issued by the Company in connection with the sale of the Series D Preferred Stock and Warrants.

                        Up to 9,000 shares are offered by a public relations consultant and up to 195,000 shares are offered by certain financial consultants upon the exercise of options granted to such consultants.

                        The holders of the Preferred Stock, Sales Agent Warrants and shares and options referred to above, to the extent they convert the Preferred Stock into Common Stock or exercise the Sales Agent Warrants or options, may resell the shares they receive upon conversion or exercise from time to time in the public market. The holders of the Preferred Stock, Sales Agent Warrants and shares and options are sometimes referred to in this Prospectus as the "Selling Shareholders". The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. See "Comparative Share Data" and "Selling Shareholders".

Common Stock Outstand-
ing Prior To and After
Offering:                    As  of  December   31,   1997,   the  Company  had
                        11,259,410 shares of Common Stock issued and outstanding. Assuming all shares of the Series D Preferred Stock are converted to 1,207,730 shares of the Company's Common Stock (assuming a conversion price of $8.28 per share) and all Warrants and options described above are exercised, there will be 13,821,140 shares of Common Stock issued and outstanding. The number of outstanding shares before and after this Offering does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by the Company. See "Comparative Share Data", "Selling Shareholders" and "Description of Securities".

Risk Factors:           The  purchase  of  the   Securities   offered  by  this
                        Prospectus   involves  a  high  degree  of  risk.  Risk
                        factors  include the  following:  lack of revenues  and
                        history   of  loss,   need  for   additional   capital,
                        government regulation, need for FDA approval, and dilution. See "Risk Factors."

AMEX Symbols:           Common Stock:  HIV
                        Warrants:  HIV.WS

(1) Refers to publicly traded warrants.  See "Description of Securities".

Summary Financial Data

                                        For the Years Ended September 30,
                       ------------------------------------------------------------
                           1997       1996          1995        1994        1993
                          ------     ------        ------      ------      ------
Investment Income &
  Other Revenues        $438,145  $  322,370     $ 423,765    $624,670     $997,964
Expenses:
Research and
  Development          6,011,670   3,471,477     1,824,661   2,896,109    1,307,042
Depreciation
  and
 Amortization            313,547     290,829       262,705     138,755       55,372

General and
  Adminis-
      ive              2,302,386   2,882,958     1,713,912   1,621,990    1,696,119
Equity in loss
  of joint
  venture                    --        3,772       501,125     394,692      344,423
                      ----------  ----------    ----------  ----------   ----------
Net Loss             $(8,189,458)$(6,326,666)  $(3,878,638)$(4,426,876) $(2,404,992)
                      ==========  ==========    ==========  ==========   ==========
Loss per
 common share             $(0.88)     $(0.98)       $(0.89)     $(1.06)      $(0.58)

Weighted average
  common shares
  outstanding          9,329,419   6,425,316     4,342,628   4,185,240    4,155,431


Balance Sheet Data

                                        For the Years Ended September 30,
                       ------------------------------------------------------------
                           1997       1996          1995        1994        1993
                          ------     ------        ------      ------      ------
Working Capital     $4,581,247    $10,266,104  $3,983,699   $5,795,191    $10,296,472
Total Assets         6,334,397     11,878,370   6,359,011    8,086,670     11,633,090
Current
   Liabilities         481,587        274,410     491,860      472,040        505,699
Long Term and Other
   Liabilities          27,030         19,638   1,025,118      935,562        182,532
Total
   Liabilities         508,617        294,048   1,516,978    1,407,602        688,231
Shareholders'
   Equity            5,825,780     11,584,322   4,842,033    6,679,068     10,944,859


No common stock dividends have been declared by the Company since its inception.

                                  RISK FACTORS

         Investors should be aware that ownership of the Common Stock of the Company involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered by this Prospectus

         Lack of Revenues and History of Loss. The Company has had only limited revenues since it was formed in 1983. Since the date of its formation and through September 30, 1997, the Company incurred net losses of approximately $38,695,000. During the years ended September 30, 1995, 1996 and 1997 the Company suffered losses of $3,878,638, $6,326,666 and $8,189,458 respectively. The Company has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of the Company's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, the Company expects to incur substantial losses for the foreseeable future.

         Need for Additional Capital. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs. The Company expects that it will need additional financing in order to fund the costs of future clinical trials, related research, and general and administrative expenses. The Company may be forced to delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds. These delays in development may have an adverse effect on the Company's ability to produce a timely and competitive product. There can be no assurance that the Company will be able to obtain additional funding from other sources.

         Viral Technologies, Inc. ("VTI"), a wholly-owned subsidiary of the Company, is dependent upon funding from the Company for its operations and research programs.

         Cost Estimates. The Company's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research efforts.

         Offering Proceeds. The Company will not receive any funds from the sale of the shares offered by this prospectus. See "Selling Shareholders".

         Government Regulation - FDA Approval. Products which may be developed by the Company or Viral Technologies, Inc. (or which may be developed by affiliates or licensees) will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by the Company, VTI or its licensees, and there can be no assurance that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals may adversely affect the ability of potential licensees or the Company to successfully market any products developed. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted. The clinical trial which VTI is conducting in California is regulated by government agencies in California and obtaining approvals from states for clinical trials is likewise expensive and time consuming.

         Dependence on Others to Manufacture Product. The Company has an agreement with an unrelated corporation for the production, until 1998, of MULTIKINE for research and testing purposes. At present, this is the Company's only source of MULTIKINE. If this corporation could not, for any reason, supply the Company with MULTIKINE, the Company estimates that it would take approximately six to ten months to obtain supplies of MULTIKINE under an alternative manufacturing arrangement. The Company does not know what cost it would incur to obtain this alternative source of supply.

         Technological  Change.  The  biomedical  field in which the  Company is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and diagnostic products from the compounds, compositions and processes licensed to the Company, through Company financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

         Patents. Certain aspects of the Company's technologies are covered by U.S. and foreign patents. In addition, the Company has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the owners of the patents and the Company. Disputes may arise between the owners of the patents or the Company and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company or the owners of the patents will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any, the extent to which the Company or the owners of the patents may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. The Company's first MULTIKINE patent will expire in the year 2000. Since the Company does not know if it will ever be able to sell MULTIKINE on a commercial basis, the Company cannot predict what effect the expiration of this patent will have on the Company. Notwithstanding the above, the Company believes that later issued patents will protect the technology associated with MULTIKINE past the year 2000.

         Product Liability Insurance. Although the Company has product liability insurance for MULTIKINE and its HGP-30 vaccine, the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the Company's insurance coverage.

         Dependence on Management and Scientific Personnel. The Company is dependent for its success on the continued availability of its executive officers. The loss of the services of any of the Company's executive officers could have an adverse effect on the Company's business. The Company does not carry key man life insurance on any of its officers. The Company's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel.

         Options, Warrants and Convertible Securities. The Company has issued options, warrants and other convertible securities ("Derivative Securities") which allow the holders to acquire additional shares of the Company's Common Stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities underlying certain Derivative Securities will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

         For the terms of these Derivative Securities, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such Derivative Securities may exercise and/or convert them at a time when the Company could obtain additional capital on terms more favorable than those provided by the Derivative Securities. The exercise or conversion of the Derivative Securities will dilute the voting interest of the owners of presently outstanding shares of the Company's Common Stock and may adversely affect the ability of the Company to obtain additional capital in the future.

The sale of the shares of Common Stock issuable upon the exercise or conversion of the Derivative Securities could adversely affect the market price of the Company's stock. See "Comparative Share Data".

         Competition. The competition in the research, development and commercialization of products which may be used in the prevention or treatment of cancer and AIDS is intense. Major pharmaceutical and chemical companies, as well as specialized genetic engineering firms, are developing products for these diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and AIDS and are expected to become more active in the future.

         Lack of Dividends. There can be no assurance the Company will be profitable. At the present time, the Company intends to use available funds to finance the Company's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

         Dilution. Persons purchasing the securities offered by this Prospectus will suffer immediate dilution since the price paid for the securities offered will likely be more than the net tangible book value of the Company's Common Stock.

         Substantially all of the Company's outstanding shares of common stock are eligible for sale in the public market. In addition, the Common Stock issuable upon the conversion of the Series D Preferred Stock and/or the exercise of the Series A and Series B Warrants are being offered for public sale by means of this prospectus. The issuance of Common Stock upon the conversion of the Series D Preferred Stock and/or the exercise of the Warrants, as well as future sales of such Common Stock or of shares of Common Stock held by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. In addition, investors could experience substantial dilution upon the conversion of the Series D Preferred Stock into Common Stock as a result of either (i) a decline in the market price of the Company's Common Stock prior to conversion, or (ii) an event triggering the antidilution rights of any outstanding shares of the Series D Preferred Stock. See "Comparative Share Data"

         Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 200,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                             COMPARATIVE SHARE DATA

         As of December 31, 1997, the present shareholders of the Company owned 11,259,410 shares of Common Stock, which had a net tangible book value of approximately $1.50 per share. The following table illustrates the comparative stock ownership of the present shareholders of the Company, as compared to the investors in this Offering, assuming all shares offered are sold.

                                                      Number of         Note
                                                        Shares        Reference
                                                     -----------      ---------
Shares outstanding as of December 31, 1997 (1)       11,259,410

Shares to be issued upon conversion of
Series D Preferred Stock, assuming
conversion price of $8.28 per share                   1,207,730            A

Shares issuable upon exercise of
Series A and Series B Warrants                        1,100,000            A

Shares issuable upon exercise of
Sales Agent Warrants                                     50,000            B

Shares granted to public relations
consultant and shares issuable
upon exercise of options
granted to financial consultants                        204,000            C
                                                     ----------
Shares outstanding (pro forma basis)  (1)            13,821,140
                                                     ==========
Net tangible book value per share as of December
31,1997                                                   $1.50

Equity ownership by present shareholders
after this offering                                       81.5%

Equity ownership by investors in this Offering            18.5%

(1) Amount excludes shares which may be issued upon the exercise and/or conversion of options, warrants and other convertible securities previously issued by the Company. See table below.

         The purchasers of the securities offered by this Prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of the Company's Common Stock.

         "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets. Tangible assets exclude deposits and patent costs. "Dilution" to investors in this offering will be the difference between the price at which the Preferred Shares are converted into Common Stock and the net tangible book value of the Company's Common Stock at the time of such conversion.

    Other Shares Which May Be Issued:

         The following table lists additional shares of the Company's Common Stock which may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by the Company:

                                                      Number of       Note
                                                       Shares       Reference
                                                      ---------     ---------
         Shares issuable upon exercise of
         Class A and Class B Warrants                   233,188         D

         Shares issuable upon exercise of warrants
         held by former holders of the
         Company's Series B Preferred Stock.             82,250         E

         Shares issuable upon exercise of
         warrants sold in Company's 1992
         Public Offering                              2,070,000         F

         Shares  issuable  upon  exercise  of
         options  and  warrants  granted to
         Company's officers, directors,
         employees, consultants, and third
         parties                                      2,492,346         G

A. In December 1997, the Company sold 10,000 shares of its Series D Preferred Stock, 550,000 Series A Warrants and 550,000 Series B Warrants, to ten institutional investors for $10,000,000. The Series D Preferred Shares may be converted into shares of the Company's Common Stock. Prior to September 19, 1998 (or such earlier date as the market price of the Company's Common Stock is $3.45 or less for five consecutive trading days) the number of shares issuable upon the conversion of each Series D Preferred Share is to be determined by dividing $1,000 by $8.28. On or after September 19, 1998 the number of shares issuable upon the conversion of each Series D Preferred Share is to be determined by dividing $1,000 by the lower of (i) $8.28, or (ii) the average price of the Company's common stock for any two trading days during the ten trading days preceding the conversion date. Each Series A Warrant allows the holder to purchase one share of the Company's common stock for $8.62 at any time prior to December 22, 2001. Each Series B Warrant allows the holder to purchase one share of the Company's Common Stock for $9.31 at any time prior to December 22, 2001. The shares issuable upon the conversion of the Series D Preferred Shares and or the exercise of Series A and Series B Warrants are being offered for sale to the public by means of this prospectus. See "Selling Shareholders".

    Pursuant to the rules of the American Stock Exchange, and in the absence of stockholder approval, the Selling Stockholders may not receive more than 2,243,782 shares of the Company's common stock upon the conversion of the Series D Preferred Stock if the price at which the Series D Preferred Stock is to be converted is less than $6.90. If such stockholder approval is not obtained, none of the Selling Stockholders will be entitled to acquire more than its proportionate share of such 2,243,782 shares. Any Series D Preferred Shares which cannot be converted due to such limitation must be redeemed by the Company at a price of $1,250 per share.

B. In connection with the Company's December l997 sale of Series D Preferred Shares and Warrants Shoreline Pacific Institutional Finance, the Sales Agent for such offering, received a commission plus warrants to purchase 50,000 shares of the Company's Common Stock (the "Sales Agent Warrants"). The Sales Agent Warrants are exercisable at a price of $8.62 per share at any time prior to December 22, 2001. The shares issuable upon the exercise of the Sales Agent Warrants are being offered for sale to the public by means of this prospectus. See "Selling Shareholders".

C. The Company has agreed to issue 9,000 shares of common stock to a public relations consultant and options for the purchase of an additional 195,000 shares of common stock to certain financial consultants in consideration for services provided to the Company. The options are exercisable at prices ranging between $5.00 and $7.31 per share and expire between October 1998 and September 2002. The 9,000 shares previously issued and the 195,000 shares issuable upon the exercise of these options are being offered for sale to the public by means of this prospectus. See "Selling Shareholders".

D. In December 1996 the Company raised $2,850,000 from the sale of units consisting of 2,850 shares of the Company's Series C Preferred Stock, 379,763 Class A Warrants and 379,763 Class B Warrants. The Series C Preferred Shares were convertible into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by the 85% of Closing Price of the Company's Common Stock (the "Conversion Price"). The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock.
    Notwithstanding the above, the Conversion Price could not be more than $4.00. Each Class A Warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.50 per share at any time prior to March 15, 1998. Each Class B Warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.50 per share at any time prior to March 15, 1999. By means of a separate Registration Statement, the shares issuable upon the conversion of the Series C Preferred Shares and the exercise of the Class A Warrants and Class B Warrants are being offered for public sale. As of December 31, 1997 all shares of the Series C Preferred Stock had been converted into 915,271 shares of the Company's Common Stock, 273,163 Series A Warrants had been exercised and 253,175 Series B Warrants had been exercised.

E. In August 1996 the Company sold, in a private transaction, 5,000 shares of its Series B Preferred Stock (the "Preferred Shares") for $5,000,000 or $1,000 per share. At the purchasers' option, up to 2,500 Preferred Shares were convertible, on or after November 7, 1996 (the "Effective Date"), into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. All Preferred Shares were convertible, on or after 40 days from the Effective Date, on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number of the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock.
    Notwithstanding the above, the conversion price could not be less than $3.60 nor more than $14.75. The Preferred Shares were entitled to a quarterly dividend of $17.50 per share. By means of a separate Registration Statement filed with the Securities and Exchange Commission, the shares issued upon the conversion of the Series B Preferred Shares were registered for public sale. Prior to December 20, 1996 1,900 Series B Preferred Shares were converted into 527,774 shares of the Company's common stock. In December 1996 the Company repurchased 2,850 Series B Preferred Shares for $2,850,000 plus warrants which allow the holders to purchase up to 99,750 shares of the Company's common stock for $4.25 per share at any time prior to December 15, 1999. The Company raised the funds required for this repurchase from the sale of its Series C Preferred Stock. In May 1997 all remaining 250 shares of the Series B Preferred Stock were converted into 69,444 shares of common stock. As of December 31, l997 Warrants for the purchase of 17,500 shares of common stock had been exercised.

F.  See "Description of Securities"

G. The options are exercisable at prices ranging from $2.38 to $14.10 per share. The Company may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

                              SELLING SHAREHOLDERS

         In December 1997 the Company raised $10,000,000 from the sale of 10,000 shares of the Company's Series D Preferred Stock, 550,000 Series A Warrants and 550,000 Series B Warrants. At the purchasers' option, the Preferred Shares are convertible from time to time, in whole or in part, into shares of the Company's Common Stock upon certain terms. See "Comparative Share Data". The shares issuable upon the conversion of the Series D Preferred Shares and/or the exercise of the Series A and Series B Warrants are being offered to the public by means of this Prospectus.

         In connection with the Company's December 1997 offering of Series D Preferred Stock and Warrants, Shoreline Pacific Institutional Finance, the Sales Agent for such offering, received a commission as well as warrants to purchase 50,000 shares of the Company's Common Stock at $8.62 per share. The shares issuable upon the exercise of the Sales Agent's Warrants are also being offered for public sale by means of this Prospectus.

         This Prospectus also relates to the sale of up to 9,000 shares of Common Stock by a public relations consultant and up to 195,000 shares of common stock issuable upon the exercise of certain options granted by the Company to certain financial consultants. The 9,000 shares of common stock and the options for the purchase of the additional 195,000 shares of common stock were issued by the Company to the public relations consultants in consideration for services provided to the Company. The options are exercisable at prices ranging between $5.00 and $7.31 per share and expire between October 1998 and September 2002.

         The holders of the Preferred Shares, the Sales Agent Warrants and the shares and options referred to above, to the extent they convert their Preferred Shares into shares of Common Stock or exercise the Sales Agent Warrants or options, are referred to in this Prospectus as the "Selling Shareholders". The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.

         The names of the Selling Shareholders are:

                                Shares
                                Which        Shares
                                May Be       Which
                                Acquired     May be
                                Upon Con-    Acquired     Share
                                version of   Upon Ex-     Shares to      Owner-
                      Shares    Series D     ercise of    be Sold        ship
                     Presently  Preferred    Warrants     in this        After
      Name             Owned    Shares (1)   or Options   Offering (7)   Offering
-------------------  ---------  ----------   ----------   ------------   --------

KA Investments LDC      --       241,546     220,000 (2)    461,546        --

Olympus Securities,     --       362,320     330,000 (2)(6) 692,320        --
   Ltd.

AG Super Fund           --        12,077      11,000 (2)     23,077        --
   International
   Partners, L.P.

Raphael, L.P.           --        18,116      16,500 (2)     34,616        --

Baldwin Enterprises,    --        36,232      33,000 (2)     69,232        --
   Inc.

Nelson Partners         --       241,546     220,000 (2)(6) 461,546

Leonardo, L.P.          --       126,812     115,500 (2)    242,312        --

GAM Arbitrage           --        12,077      11,000 (2)     23,077        --
Investments, Inc.

Ramius Fund, Ltd.       --        36,232      33,000 (2)     69,232        --

AGR Halifax Fund,       --       120,773     110,000 (2)    230,773        --
Ltd.


Shoreline Pacific       --            --      50,000 (3)     50,000        --
Institutional Finance

The Fulton Group        --            --      50,000 (4)     50,000        --

Glenn Michael           --            --      50,000 (4)     50,000        --
 Financial, Inc.

Cooke Capital           --            --      40,000 (4)     40,000        --
 Management

Williams de Broe        --            --      50,000 (4)     50,000        --

Daryll Strahll          --            --       5,000 (4)      5,000        --

Wachs & Associates      --            --       9,000 (5)      9,000        --


(1) Represents shares issuable upon the conversion of the Series D Preferred Stock assuming conversion price of $8.28 per share. The actual number of shares to be issued upon the conversion of the Series D Preferred Shares will depend upon the price of the Company's Common Stock at the time of conversion. See "Comparative Share Data".

(2) Represents shares issuable upon the exercise of the Series A and Series B Warrants.

(3) Represents shares issuable upon the exercise of the Sales Agent's Warrants.

(4) Represents shares issuable upon exercise of options issued as payment for financial consulting services.

(5) Represents shares issued in payment for public relations consulting services provided to the Company.

(6) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the shares owned by Olympus and the ownership information for Olympus does not include the shares owned by Nelson.

(7) Assumes all shares owned, or which may be acquired, by the Selling Shareholders, are sold to the public by means of this Prospectus.

         Manner of Sale. The shares of Common Stock owned, or which may be acquired, by the Selling Shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.

         The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue 100,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

         The Company is authorized to issue up to 200,000 shares of Preferred Stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company.

         In May 1996 the Company sold 3,500 shares of its Series A Preferred Stock (the "Preferred Shares") for $3,500,000 or $1,000 per share. At the purchasers' option, up to 1,750 Preferred Shares were convertible, on or after 60 days from the closing date of the purchase of such shares (the "Closing"), into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. All Preferred Shares were convertible, on or after 90 days from the Closing, on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number to the amount determined by dividing $1,000 by 83% of the Closing Price of the Company's Common Stock. The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. All outstanding shares of the Series A Preferred Stock have since been converted into 632,041 shares of the Company's Common Stock. The shares issued upon the conversion of the Series A Preferred Stock are being offered for public sale by means of a separate registration statement.

         See "Comparative Share Data" for information concerning the Company's Series B, Series C and Series D Preferred Stock.

Publicly Traded Warrants

         In connection with the Company's February 1992 public offering, the Company issued 5,175,000 Warrants. Every five Warrants entitle the holder to purchase one share of the Company's Common Stock and one additional Warrant at a price of $6.00 prior to February 7, 1998. The additional Warrant allows the holder to purchase one share of the Company's Common Stock at a price of $l8.00 per share at any time prior to February 7, 2000. The exercise price of the Public Warrants may not be increased during the term of the Public Warrants, but the exercise price may be decreased at the discretion of the Company's Board of Directors by giving each Public Warrant holder notice of such decrease. The exercise period for the Public Warrants may be extended by the Company's Board of Directors giving notice of such extension to each Public Warrant holder of record.

         Other provisions of the Warrants are set forth below. This information is subject to the provisions of the Warrant Certificate representing the Warrants.

         1. Holders of the Warrants may sell the Warrants rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.

         2. Unless exercised within the time provided for exercise, the Warrants will automatically expire.

         3. The exercise price of the Warrants may not be increased during the term of the Warrants, but the exercise price may be decreased at the discretion of the Company's Board of Directors by giving each Warrant holder notice of such decrease. The exercise period for the Warrants may be extended by the Company's Board of Directors giving notice of such extension to each Warrant holder of record.

         4. There is no minimum number of shares which must be purchased upon exercise of the Warrants.

         5. The holders of the Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the occurrence of stock dividends, stock splits, reclassifications, and mergers.

         6. The holders of the Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution, or winding up of the Company, holders of the Warrants will not be entitled to participate in the distribution of the Company's assets.

Transfer Agent

         American Securities Transfer, Inc., of Denver, Colorado, is the transfer agent for the Company's Common Stock and Warrants.

                                     EXPERTS

         The financial statements as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are incorporated by reference upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the fore- going provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the Exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each document may be inspected at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and the Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60681-2511. This Registration Statement and the related exhibits may also be inspected at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Copies may be obtained at the Washington, D.C. office upon payment of the charges prescribed by the Commission.

         No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus. Any information or representation not contained in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                           -------------------------

                                TABLE OF CONTENTS
                                                                            Page

Prospectus Summary ...........................................
Risk Factors .................................................
Comparative Share Data .......................................
Selling Shareholders .........................................
Description of Securities ....................................
Litigation ...................................................
Experts ......................................................
Indemnification ..............................................
Additional Information .......................................
                           -------------------------





                                  Common Stock

                               CEL-SCI CORPORATION


                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                     PART II

                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution.

             SEC Filing Fee                                      $9,486
             Blue Sky Fees and Expenses                           2,000
             Printing and Engraving Expenses                      2,000
             Legal Fees and Expenses                             20,000
             Accounting Fees and Expenses                         3,000
             Miscellaneous Expenses                               3,514
                                                                 ------
             TOTAL                                               40,000
                                                                 ======

             All expenses other than the S.E.C. filing fees are estimated.

Item 25.  Indemnification of Officers and Directors.

         It is provided by Section 7-109-102 of the Colorado Revised Statutes and the Company's Bylaws that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 16.  Exhibits

3(a) Articles of Incorporation Incorporated by reference to Exhibit 3(a) of the Company's combined Registration Statement on Form S-1 and Post-Effective Amendment ("Registration Statement"), Registration Nos. 2-85547-D and 33-7531.

 (b)  Amended Articles              Incorporated  by  reference to Exhibit 3(a)
                                    of the Company's Registration Statement on Form S-1, Registration Nos. 2-85547-D and
                                    33-7531.

 (c) Amended Articles Filed as Exhibit 3(c) to the Company's (Name change only) Registration Statement on Form S-1 Registration Statement (No.
                                    33-34878).

 (d)  Bylaws                        Incorporated  by  reference to Exhibit 3(b)
                                    of the Company's Registration Statement on Form S-1, Registration Nos. 2-85547-D and
                                    33-7531.

4(a)  Specimen copy of              Incorporated by reference to Exhibit 4(a)
      Stock Certificate             of the Company's Registration Statemen on
                                    Form S-1, Registration Nos. 2-85547-D  and
                                    33-7531.

 (c)  Form of Common Stock          Incorporated  by  reference to Exhibit 4(c)
      Purchase Warrant              filed as an exhibit to the Company's
                                    Registration Statement on Form S-1
                                    (Registration  No. 33-43281).

 (d)  Certificate of Designations   Incorporated  by  reference  to Exhibit 4.2
      Preferences and Rights of     filed with Report on Form 8-K dated December
      Series D Preferred Stock.     22, 1997.

5.    Opinion of Counsel            _______________________

10(e) Employment Agreement with     Filed with Amendment Number 1 to the
      Geert Kersten                 Company'sRegistration Statement on Form S-1
                                    (Commission File Number 33-43281).

10(f)Securities  Purchase  Agreement  Incorporated  by  reference to Exhibit 4.1
     (without Exhibits and Schedules) filed with Report on Form 8-K dated pertaining to sale of Series D December 22, 1997.
      Preferred Stock

10(g) Form of Common Stock Purchase   Incorporated  by reference to Exhibit 4.3
      Warrant sold with shares of     filed with Report on Form 8-K dated
      Series D Preferred Stock        December 22, 1997.

10(h) Registration Rights Agreement   Incorporated  by reference to Exhibit 4.4
      Pertaining to Series D          filed with Report on Form 8-K dated
      Preferred Stock and Warrants    December 22, 1997.

23(a) Consent of Hart & Trinen       ____________________

  (b) Consent of Deloitte
        & Touche, LLP                ____________________

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling per-son in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Virginia, on the 15th day of January, 1998.

                                       CEL-SCI CORPORATION


                                       By:/s/ Maximilian de Clara
                                          ------------------------------
                                          MAXIMILIAN DE CLARA, PRESIDENT

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ Maximilian de Clara       Director and Principal      January l5, 1998
------------------------
MAXIMILIAN DE CLARA           Executive Officer

/s/ Geert R. Kersten          Director, Principal         January l5, 1998
------------------------
GEERT R. KERSTEN              Financial Officer
                               and Chief Executive
                              Officer

                              Director
------------------------
MARK V. SORESI

/s/ F. Donald Hudson          Director                    January l5, 1998
------------------------
F. DONALD HUDSON